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                                                                      Exhibit 11



                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                                                     13 Weeks Ended
                                                                 ----------------------

                                                                  4/2/95        4/3/94
                                                                 --------      --------

Net income                                                      $12,232        $13,366
                                                                =======        =======

Shares:
  Weighted average common
     shares outstanding                                      39,460,758     39,971,389

  Net common shares issuable
     on exercise of certain
     stock options                                              284,036        217,754
                                                             ----------     ----------

  Average common and common
     equivalent shares
     outstanding                                             39,744,794     40,189,143
                                                             ==========     ==========
Earnings per common and
  common equivalent share                                         $ .31          $ .33


                                     -11-